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                                                                    EXHIBIT 99.3

WSi INTERACTIVE CORPORATION                   Symbols: CDNX - WIZ    OTC - WIZZF

June 1, 2000

                                  NEWS RELEASE

         WSI INTERACTIVE'S INTEREST IN ARIEL WIRELESS TECHNOLOGIES INC.
                     TO BE ACQUIRED BY PETRA RESOURCE CORP.

Petra Resource Corp. ("Petra") has announced that it has entered into an arm's-length Agreement ("Agreement") with the shareholders of Ariel Wireless Technologies Inc. ("Ariel") to acquire all of the issued shares of Ariel in exchange for 6,000,000 shares of Petra. The shares issued in the transaction will be subject to applicable Canadian Venture Exchange ("CDNX") requirements and, upon completion, Ariel will become a wholly-owned subsidiary of Petra. WSi Interactive Corporation holds a 40% interest in Ariel and on completion of the proposed transaction shall be issued 2,400,000 shares of Petra. In addition, Theo Sanidas, WSi's President, shall become a director of Petra on closing.

Ariel's principal asset is a worldwide, non-exclusive, Original Equipment Manufacturing (OEM) Agreement with a leading European provider of wired and wireless communications hardware and software products. These provide solutions to the so-called "last mile" distribution challenge of connecting the main high-speed fiber-optic trunk lines that form the backbone of the Internet superhighway with the various networks and individuals that are the end-users. Upon completion of the Agreement Petra will manufacture these devices, under its own brand name and logo, for worldwide distribution.

Ariel's wireless products include a variety of broadband, fixed point-to-point and point to multi-point, microwave radio transceivers capable of full synchronous duplex operation. These products work at higher speeds and are considerably less expensive than other similar devices currently available in the marketplace. Transmission is over the unlicensed 2.400 - 2.483 GHz public broadband frequency range, covering line-of-sight distances of up to 20 kilometres at T1 equivalent speeds of 1.5 Mbps (megabits per second), and speeds of up to 33 Mbps over shorter distances, depending on customer requirements and budget. Modular design characteristics allow for fully scalable wireless connections to be established between different communication protocols and networks. Broadband wireless solutions are particularly attractive in established markets where conventional high-speed fiber-optic alternatives are prohibitively expensive due to physical inaccessibility or uneconomic demographics, as well as in developing countries that lack the local infrastructure to interface with the high speed Internet backbone. Additionally, Internet Service Providers, VOIP (Voice Over Internet Protocol) long distance telephone service providers, data transfer services and network systems integrators worldwide are a rapidly expanding market.

In the wired environment, Ariel's universal bridges, switches and multiplexors combined together in a single machine are capable of linking fixed voice, data and video networks with each other and with the internet backbone. These can also be coupled with microwave radio transceivers to achieve a totally integrated high-speed wireless Internet solution.

The acquisition of an equity interest in Ariel, which will now become an equity interest in Petra, is part of WSi's broader strategy of developing partnerships with emerging Telecommunications companies as a complement to its own broadband, rich media, and convergence initiatives.

The Business of WSi

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.


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WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 1-877-499-5806.

To fax your request please complete the following

NAME:             ______________________________________________

COMPANY:          ______________________________________________

E-MAIL:           ______________________________________________

PHONE:            ______________________________________________

FAX:              ______________________________________________

Send by:      E-mail or fax:   yes / no.         Or: e-mail only:    yes / no

Investor Relations Toll Free: 1-888-388-4636

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

/s/ Theo Sanidas

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.